UBS Equity Investor

ISSUER FREE WRITING PROSPECTUS Filed pursuant to Rule 433 Registration Statement No. 333-200212 Date November 18, 2014

investment guide ,

Contingent Absolute Return Autocallable Optimization Securities

Contents

03 Overview

04 How the securities work

08 An example investment

13 Key investment risks

15 Where to find additional information

16 Glossary

2 | Contingent Absolute Return Autocallable Optimization Securities

Overview

UBS Equity Investor is a proprietary trading system that makes it possible for you and your financial advisor to design and trade customized structured investments on a same-day basis.

Contingent Absolute Return Autocallable Optimization Securities (referred to as the securities) are one of the investments that can be built for you using UBS Equity Investor. These securities are debt securities issued by UBS AG that are designed to take advantage of flat or rising markets of individual stocks (including American depositary shares) or exchange-traded funds (ETFs) with the potential for positive returns in negative markets.

Contingent Absolute Return Autocallable Optimization Securities are not a substitute for traditional fixed income investments.

Because an investment in a Contingent Absolute Return Autocallable Optimization Security involves a significant risk of loss, it is important that you familiarize yourself with the features and risks of these investments before you invest. In this guide, you will learn about how these securities work and understand some of the terminology related to these securities. You can also walk through a hypothetical example of an investment in a security and read a summary of key investment risks.

This investment guide is just the first step in learning about Contingent Absolute Return Autocallable Optimization Securities. At the end of the guide, you will find links to the prospectus supplement (including a sample final terms supplement), product supplement and base prospectus (collectively the base offering documents) for the securities, which you should read and understand prior to investing in any securities. You will also find instructions on how you can find additional information about the issuer of the securities, UBS AG.

When you are ready to proceed with your first investment or if you have any questions about these or other opportunities, please contact your UBS financial advisor.

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How the securities work

What are Contingent Absolute Return Autocallable Optimization Securities?
Contingent Absolute Return Autocallable Optimization Securities are unsubordinated, unsecured debt instruments issued by UBS AG (UBS). Like a traditional UBS debt instrument, any payment on a security is subject to the creditworthiness of UBS. However, unlike a traditional debt instrument, UBS is not necessarily obligated to repay the full principal amount of a security at maturity. Whether or not UBS repays the full principal amount of a security at maturity depends on the performance of the stock or ETF to which the security is linked (which is referred to as the underlying asset). Because the securities can have the same downside market risk as the underlying asset, if you purchase a Contingent Absolute Return Autocallable Optimization Security, you are accepting the risk that you may lose all or a substantial portion of your investment at maturity.

Contingent Absolute Return Autocallable Optimization Securities are not meant to be substitutes for traditional fixed income investments. In addition to the securities having downside market risk, UBS will not pay a fixed rate of interest on your securities. Instead, you have the potential to earn a call return if UBS automatically calls your securities. Whether or not UBS calls your securities depends on the performance of the underlying asset, as discussed below.

How do I earn the call return on the securities?
On the trade date for your security, the closing price of the underlying asset is observed. We refer to this price as the initial price. On periodic observation dates, the closing price of the underlying asset is observed and, if it is equal to or greater than the initial price, UBS will automatically call your securities and pay you a call price equal to the principal amount of the securities plus the applicable call return. If the closing price on each observation date is less than the initial price, your securities will not be called, you will receive no call return and you may lose some or all of your investment as described below.

How is the call return calculated?
The potential call return increases over the term of the securities and is based upon the call return rate. The call return you receive (if any) will depend on the applicable observation date on which the securities are called. Before you agree to purchase the Contingent Absolute Return Autocallable Optimization Securities, you will receive a preliminary terms supplement that summarizes the terms of the securities, including the indicative call return rate and the schedule of potential call returns and call prices with respect to each observation date. The call return rate will vary depending on a number of factors (including those set forth in the table below). Generally, a higher call return rate corresponds to a greater risk of loss at maturity.

Relationship between the trigger price, call return rate and selected factors

	Factors that influence the trigger price and call return rate of your security					
	Trigger price	Call return rate	Implied volatility of underlying asset	Dividend rate of underlying asset	Market interest rates	UBS creditworthiness
Trigger price	n/a	↑	↓	↓	↓	↑
Call return rate	↑	n/a	↑	↑	↑	↓

This table is based on generalizations for ease of conceptual understanding. For the respective term or factor in each column, the arrow indicates the general relationship to the trigger price and call return rate. An up-arrow indicates a generally positive relationship. A down-arrow indicates a generally negative relationship. E.g., a higher implied volatility for the underlying asset generally results in a lower trigger price or a higher call return rate for your security. The relationship between the trigger price, call return rate and the selected factors may vary in individual cases based on complex and interrelated political, economic, financial and other factors.

4 | *Contingent Absolute Return Autocallable Optimization Securities*

Understanding the relationship between the underlying asset price and the payment at maturity

The trigger price is

Trade date

set below the initial price

The initial price is determined.

Closing price

Trigger price

Initial price

Observation dates

If closing price ? initial price, UBS

(if not previously

automatically calls the securities and

called)

pays the call price on the call date.

Final valuation date

If final price < trigger price,

If trigger price ? final price < initial price,

If closing price ? initial price, UBS

(if not previously

UBS pays less than the

at maturity UBS repays the full principal

automatically calls the securities and

called)

principal amount resulting in a

amount per security plus the absolute

pays the call price at maturity.

loss proportionate to the full

value of the underlying asset return.

decline in the price of the

underlying asset from the trade

date to the final valuation date

at maturity.

What will UBS pay at maturity of the securities?

At maturity, if the securities have not been previously called, UBS’ payment to you will depend on the final price of the underlying asset relative to a predetermined trigger price. The trigger price for your securities is set on the trade date at a price below the initial price of the underlying asset— typically 60% to 90% of the initial price. The trigger price for each security will vary depending on a number of factors (including those set forth in the table on page 4). Generally, a higher trigger price corresponds to a higher call return rate, but also results in a greater risk of loss.

On the final valuation date for your security (typically five business days before the maturity date), UBS will observe the closing price of the underlying asset (which is referred to as the final price). Because the final valuation date is also the last observation date for an automatic call of your securities, if the final price is equal to or greater than the initial price, UBS will automatically call your securities and pay you the relevant call price as described above. If the final price is less than the initial price but is equal to or greater than the trigger price, UBS will repay the principal amount of your securities at maturity plus the absolute value of the underlying asset return (the contingent absolute return). If the final price of the underlying asset is less than the trigger price, you will not receive any absolute return and UBS will pay you less than the full principal amount at maturity, resulting in a loss that is proportionate to the full decline in the price of the underlying asset from the trade date to the valuation date. Under no circumstances will you participate in any increase in the price of the underlying asset.

Because Contingent Absolute Return Autocallable

Optimization Securities are unsubordinated, unsecured debt obligations of UBS, all payments on the securities are subject to the creditworthiness of UBS. If UBS is unable to pay its obligations as they come due, you could lose some or all of your investment in the securities.

What underlying assets are available for the securities?

There are over 200 stocks and ETFs available for you to select as an underlying asset for your security. The preliminary terms supplement you receive will include a brief description of the underlying asset selected, along with instructions on how to find additional information about the underlying asset.

How much do the securities cost?

The issue price and principal amount of each Contingent Absolute Return Autocallable Optimization Security is $10.00. The issue price includes all fees payable on the security, as discussed below. The securities are subject to minimum issue size and individual purchase amount requirements, as discussed below and in the base offering documents.

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What are the fees associated with the securities?

The fees associated with the securities include a sales concession paid to UBS Financial Services Inc., which pays your financial advisor, as well as the costs and potential profit to UBS for issuing and hedging its obligations under the securities. These fees are embedded in the issue price that you pay for the securities and are reflected in the terms of the security. Once the terms of the securities are set, these fees do not reduce the call return you may receive or the payment at maturity of the securities, but they may affect the price of the securities prior to maturity.

What if I want to sell the securities before maturity?

The securities will not be listed on any exchange. Although the securities are designed to be held to maturity or until called, you may be able to sell your securities back to UBS prior to maturity. The price that you receive for each security may be more or less than the principal amount of your security and may be less than the principal amount even if the underlying asset price is above the trigger price. Please keep in mind that UBS is not obligated to make a market for your securities. You may not be able to sell your securities prior to maturity, and, therefore, you should be prepared to hold your securities to maturity.

What happens if there is a stock split or a merger?

For stock splits, mergers or other corporate actions relating to the underlying asset, the calculation agent for the securities will generally make an adjustment to the initial price, the trigger price, the final price and/or to the underlying asset. The type of adjustment will depend on the type of corporate action that has occurred and, in some cases, no adjustment may be made. The base offering documents for the securities describe some of the corporate actions that may occur and some of the adjustments that may occur. The purpose of any adjustment by the calculation agent is generally to offset any change in the economic position of the investors and UBS from the corporate action. If a corporate action occurs and the calculation agent does not make any such adjustments, the market value of your securities and the payment at maturity may be negatively affected.

Because the calculation agent for the securities is an affiliate of UBS, the calculation agent may have a conflict of interest in determining whether and how to make any adjustments.

What are the expected tax consequences of investing in the securities?

The base offering documents for the securities will contain a tax disclosure describing the expected U.S. federal income tax consequences of investing in the securities. The tax consequences are complex and uncertain. As a reminder, UBS and its employees do not provide tax advice. You should consult with your tax advisor prior to investing in any securities.

As described in the base offering documents, UBS expects to treat the securities for tax purposes as a prepaid derivative contract with respect to the underlying asset. The Internal Revenue Service could assert a different tax treatment for the securities, which could require you and UBS to treat the securities differently than described in the base offering documents.

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Investment summary

Potential return

UBS will automatically call the securities and repay the principal amount plus pay a call return if the closing price of the underlying asset on any observation date is equal to or greater than the initial price. If never called and the final price is not less than the trigger price, at maturity UBS will pay you the principal amount plus the absolute return of the underlying asset. However, you will not participate in any appreciation in the price of the underlying asset.

Downside market risk

If the securities are never called and the final price of the underlying asset is less than the trigger price, UBS will not repay the full principal amount of your securities at maturity. In that case, you will not receive any absolute return. UBS will pay you less than the full principal amount at maturity, and you will have a loss that is proportionate to the full decline in the price of the underlying asset from the trade date to the final valuation date.

Additional considerations

You will be subject to the creditworthiness of UBS for all payments under the securities. There may be limited or no liquidity for the securities. The tax consequences of investing in the securities are complex and uncertain. Please see the risk section of this investment guide and the base offering documents for additional important considerations.

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An example investment

In this section of the investment guide, we provide an example of a hypothetical investment in the Contingent Absolute Return Autocallable Optimization Securities. This example is for illustrative purposes only. The actual terms and conditions for any security you purchase will be included in the preliminary terms supplement that you will receive prior to investing in the security.

1) Select an underlying asset

You and your financial advisor can select an underlying asset for your security from a list of over 200 stocks and ETFs. Many investors use different strategies in determining which underlying asset to select (see the table below for a discussion of some of these strategies).

For purposes of this example investment, we will use a fictional underlying asset for your security: XYZ common stock.

2) Select an observation frequency for your security

You have the flexibility to choose the maturity for your securities which can be between 1 year and 2 years, with 3 month increments in between. You can also select the frequency of the observation dates for a potential automatic call. The observation dates can be monthly, bimonthly, quarterly, semi-annually or a single observation on the final valuation date. The more frequent the call observation dates, the more chances you have for your security to be called away. More frequent call observation dates create a risk the securities may be automatically called at an earlier point during the term of the securities, resulting in a lower potential call price. You may want to select more frequent observation dates when you have a

Sample strategies for selecting an underlying asset

shorter term neutral-to-bullish view of the underlying asset and less frequent observation dates when you have a longer term neutral-to-bullish view of the underlying asset.

For purposes of this example investment, we will assume that you selected a maturity of one year and quarterly observation dates.

3) Select the trigger price or the call return rate for your security

You need to select either the trigger price or the call return rate for your security. The trigger price can be set

Investment goal underlying asset selection Considerations

Outperform the Range-bound or “neutral” rated assets There is no guarantee that the assets or ETF will not underlying asset or ETFs (i.e., assets you expect will remain appreciate by more than the applicable call return, resulting relatively flat) in underperformance

Generate a call return Bullish or “buy” rated assets or ETFs There is no guarantee that the assets or ETF will not decline while reducing the(i.e., assets you believe are undervalued or during the term of the securities and close below the trigger risk of loss that you expect will appreciate significantly) price on the final valuation date, resulting in a loss on your investment

There is no assurance that the indicated investment goal will be achieved. Investors may lose all or a substantial portion of their investment in the securities. Investors will not participate in any appreciation of the underlying asset during the term of the securities and the securities may underperform a direct investment in the underlying asset.

8 | Contingent Absolute Return Autocallable Optimization Securities

anywhere from 60% to 90% of the initial price of the underlying asset. The call return rate for the security has no pre-set limits but call return rates between 10% and 20% per annum are common.

Your financial advisor will use UBS Equity Investor to solve for the final parameter of your security. If you selected the call return rate, your financial advisor will solve for the indicative trigger price. If you selected the trigger price, your financial advisor will solve for the indicative call return rate.

For purposes of this example investment, we will assume that you selected a trigger price equal to 80% of the initial price of the underlying asset. We will also assume that your financial advisor solved for an indicative call return rate range of between 14.00% and 16.00% per annum (an increase in the potential call price of between 3.50% and 4.00% per quarter).

4) Agree on indicative terms and review the preliminary terms supplement

If you are satisfied with the parameters for your security, your financial advisor will e-mail you a preliminary terms supplement summarizing the key terms, conditions and risks for your security. This document will supplement the base offering documents found toward the end of this guide. In the preliminary terms supplement, either the call return rate or the trigger price will be represented by an indicative range (depending on which parameter your financial advisor solved for).

For purposes of this example investment, we will assume that the preliminary terms supplement shows a range on the call return rate of between 14.00% and 16.00% per annum (an increase in the potential call price of between 3.50% and 4.00% per quarter).

If you want to receive the top end of the call return rate range or the bottom of the trigger price range your financial advisor solved for, you must confirm your order within 20 minutes of when your financial advisor generated the indicative terms. Otherwise, the final parameter will be set within the indicated range after you confirm your order with your financial advisor based on market conditions at that time.

For purposes of this example investment, we will assume that you do not confirm your order within 20 minutes of when your financial advisor generated the indicative terms and that the call return rate will be set within the indicated range after you confirm your order.

5) Confirm your order with your financial advisor

The deadline for your financial advisor to generate terms and send you the preliminary terms supplement is 2pm, Eastern time. The deadline to place an order is 3pm, Eastern time, on the same day you receive the preliminary terms supplement for your security. This day will become the trade date for your security. Because you have a limited amount of time to review the preliminary terms supplement and accept the terms of your security, you should carefully review the base offering documents and be comfortable with the features and risks of Contingent Absolute Return Autocallable Optimization Securities prior to considering your first transaction.

The minimum issue size for creating a security is $100,000, while the maximum issue size is $4 million. When deciding how much to invest in any individual security, consider your market exposure to the underlying asset and your overall credit exposure to UBS. Generally, you should not invest more in a security than you would be willing to invest directly in the underlying asset. You should also consider your credit exposure to UBS across your entire portfolio and whether an investment in the securities might cause you to be overly concentrated in UBS credit risk.

For purposes of this example investment, we will assume that you confirm an order with your financial advisor to invest $100,000 in the security.

6) The final terms for your security are set

The initial price of the underlying asset will be set equal to the closing price of the underlying asset on the trade date. The trigger price will be set below the initial price as indicated in the preliminary terms supplement. The call return rate will be set within the range indicated in the preliminary terms supplement. These final terms for your security will be e-mailed to you in a final terms supplement.

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Hypothetical security terms

Issuer UBS AG

Maturity 1 year Selected by you.

Observation frequency Quarterly Selected by you Underlying asset XYZ common stock Selected by you. Total principal amount $100,000 Selected by you.

Principal amount $10.00 per security

Initial price $25.00 The closing price of the underlying asset on the trade date. Trigger price $20.00 Equal to 80% of the initial price as selected by you. Call return rate 15% per annum (an increase in the Within the range indicated in the preliminary terms call price of 3.75% per quarter) supplement.

For purposes of this example investment, we will assume that the initial price of the underlying asset is $25.00, the trigger price is $20.00 (80% of $25.00) and the call return rate is set within the range indicated in your preliminary terms supplement at 15.00% per annum (an increase in the potential call price of 3.75% per quarter).

7) The value of your security prior to maturity

You should be prepared to hold your security to maturity. If you wish to sell your security prior to maturity, you should be aware that the value of your security will fluctuate based on a number of factors, including the performance of the underlying asset, time remaining to maturity, the implied volatility of the underlying asset, dividends paid on the underlying asset, market interest rates, the creditworthiness of UBS and the fees embedded in the price of your security.

Generally, you should not expect increases in the price of the underlying asset to have a significantly positive effect on the value of your security due to limitations on your return potential from the call return and other factors. On the other hand, declines in the price of the underlying asset may have a significantly negative effect on the value of your security. Prior to maturity, the market value of your security may be significantly less than the principal amount even if the price of the underlying asset is above the trigger price.

UBS expects to maintain a market in its securities for clients who wish to sell their securities prior to maturity. However, UBS is under no obligation to repurchase your security, and the price you receive from UBS may be at a discount to the market value of your security. Because you may not be able to sell your security prior to maturity, you should be prepared to hold your security to maturity if not previously called. If you are able to sell your security prior to maturity, you may incur a substantial loss even if the price of the underlying asset is above the trigger price at that time.

8) The payment upon an automatic call or at maturity

The return on your securities will depend on whether or not the securities are called, and if not, the final price of the underlying asset on the final valuation date relative to the trigger price. Please remember that any payment on a security, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS is unable to repay its obligations when due, you may lose some or all of your investment in the securities.

Scenario 1: The closing price of XYZ stock on the first observation date is $27.00 (an 8% increase from the initial price).

Because the closing price of XYZ stock on the observation date is equal to or greater than the initial price, UBS will automatically call the securities. Because only one observation date has passed, the call return will be 3.75% and UBS will pay a call price on the applicable call settlement date equal to the principal amount plus the call return, or $10.375 per security (or $103,750 total). The return on your investment would be 3.75%.

10 | Contingent Absolute Return Autocallable Optimization Securities

Scenario 2: The securities are not called following the first two observation dates and the closing price of XYZ stock on the third observation date is $25.00 (the same as the initial price).

Because the closing price of XYZ stock on the observation date is equal to or greater than the initial price, UBS will automatically call the securities. Because three observation dates have passed, the call return will be 11.25% (3.75% x 3) and UBS will pay a call price on the applicable call settlement date equal to the principal amount plus the call return, or $11.125 per security (or $111,250 total). The return on your investment would be 11.25%.

Scenario 3: The securities were not called prior to maturity and the final price of XYZ stock is $30.00 (a 20% increase from the initial price).

Because the final price of XYZ stock is greater than or equal to the initial price, UBS will automatically call the securities. Because all four observation dates have passed, the call return will be 15.00% (3.75% x 4) and UBS will pay a call price on the applicable call settlement date equal to the principal amount plus the call return, or $15.00 per security (or $115,000 total). The return on your investment would be 15.00%.

Scenario 4: The securities were not called prior to maturity and the final price of XYZ stock is $22.00 (a 12% decline from the initial price).

Even though the final price of the underlying asset is less than the initial price, the final price of XYZ stock is greater than the trigger price. In this scenario, UBS will repay the full principal amount of the security plus the absolute value of the underlying asset return at maturity

($11.20 per security or $112,000 total). The return on your investment would be 12.00%.

Scenario 5: The securities were not called prior to maturity and the final price of XYZ stock is $15.00 (a 40% decline from the initial price).

Because the final price of XYZ stock is less than the trigger price, you will be exposed to the full decline in the underlying asset, you will not receive any absolute return, and UBS will repay less than the full principal amount at maturity ($6.00 per security or $60,000 total). You would have lost 40% of your investment.

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Hypothetical payout on your $100,000 investment

			If not previously called:					
	1st observation date		2nd observation date		3rd observation date		4th observation date/ final valuation date	
Closing price	Payment on call settlement date*	Return if called	Payment on call settlement date*	Return if called	Payment on call settlement date*	Return if called	Payment on maturity date*	Return
...	...	...	...	...	...	...	...	...
$30.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
$29.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
$28.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
$27.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
$26.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
Initial price* ▶ $25.00	$103,750	3.75%	$107,500	7.50%	$111,250	11.25%	$115,000	15.00%
$24.00	not called	n/a	not called	n/a	not called	n/a	$104,000	4.00%
$23.00	not called	n/a	not called	n/a	not called	n/a	$108,000	8.00%
$22.00	not called	n/a	not called	n/a	not called	n/a	$112,000	12.00%
$21.00	not called	n/a	not called	n/a	not called	n/a	$116,000	16.00%
Trigger price ▶ $20.00	not called	n/a	not called	n/a	not called	n/a	$120,000	20.00%
$19.00	not called	n/a	not called	n/a	not called	n/a	$76,000	-24.00%
$18.00	not called	n/a	not called	n/a	not called	n/a	$72,000	-28.00%
$17.00	not called	n/a	not called	n/a	not called	n/a	$68,000	-32.00%
$16.00	not called	n/a	not called	n/a	not called	n/a	$64,000	-36.00%
$15.00	not called	n/a	not called	n/a	not called	n/a	$60,000	-40.00%
...	not called	n/a	not called	n/a	not called	n/a	...	...
$0.00	not called	n/a	not called	n/a	not called	n/a	$0	-100.00%

* The securities will be called if the closing price of the underlying asset on an observation date is greater than the initial price. Once called, you will not receive any further payments on the securities.

Summary

Contingent Absolute Return Autocallable Optimization Securities provide a tactical investment opportunity in flat, rising or moderately declining markets with the potential for absolute returns in negative markets, but investors must be willing to accept the downside market risk of individual assets or ETFs. Therefore, the securities are not meant to be used as substitutes for traditional fixed income investments. By using UBS Equity Investor, your financial advisor can custom-design Contingent Absolute Return Autocallable Optimization Securities for you across a broad range of parameters to help you meet your investment goals. However, investing in Contingent Absolute Return Autocallable Optimization Securities involves significant risks and considerations that you should understand. We discuss some of these key investment risks in the next section of this guide.

12 | *Contingent Absolute Return Autocallable Optimization Securities*

Key investment risks

Investing in Contingent Absolute Return Autocallable Optimization Securities involves significant risks. Below, we summarize some of the key risks. However, prior to investing in any securities, you should carefully review the more detailed discussion of risks in the base offering documents (available toward the end of this guide) and in the preliminary terms supplement you receive from your financial advisor.

Issuer credit risk

Contingent Absolute Return Autocallable Optimization Securities are unsubordinated, unsecured debt obligations of UBS AG. Any payment on a security, including payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of UBS. If UBS is unable to pay its obligations as they come due, you may lose some or all of your investment in your security.

Risk of loss

You may be exposed to the downside market risk of the underlying asset and may lose all or a substantial portion of your investment depending on how much the underlying asset declines. Generally, the higher the call return rate is on a security, the greater the risk of loss on that security.

Potential returns are limited

Potential returns on securities are limited to the applicable call return or, if the securities are not called, to the absolute value of the underlying asset return as limited by the trigger price. You will not receive any absolute return if the final price of the underlying asset is below the trigger price. You will not participate in any growth potential of the underlying asset even though you will be subject to the risk of a decline in the price of the underlying asset.

Call risk / Reinvestment risk

If the securities are called before maturity, you may not be able to reinvest in similar securities with similar terms.

Fair Value Considerations

The issue price you pay for the securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, UBS will determine the estimated initial value of the securities by reference to its internal pricing models and it will be set forth in the relevant final terms supplement. You will also receive an indicative range for the estimated initial value in the preliminary terms supplement. These pricing models incorporate, among other variables, an internal funding rate that is typically lower than the rate UBS pays on conventional debt of a similar term. Use of an internal funding rate generally reduces the economic value of the securities and may adversely affect any secondary market pricing on the securities.

Performance prior to maturity

In addition to the performance of the underlying asset, fees embedded in the issue price of a security and market factors that influence the price of bonds and options generally will also influence the value of a security prior to maturity. Therefore, the value of a security prior to maturity may be more or less than its issue price and may be substantially different than the payment expected at maturity. You must hold your security until automatically called or to maturity to receive the stated payout, including any repayment of principal.

No guarantee of liquidity

Contingent Absolute Return Autocallable Optimization Securities will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your securities prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

No dividends or voting rights

In owning a security rather than owning the underlying asset directly, you give up certain benefits associated with direct ownership. If the underlying asset pays a dividend, that dividend will not be paid out to you. You also will not have voting rights that direct owners may have.

Potential conflicts

UBS and its affiliates may play a variety of roles in connection with a security, including acting as calculation agent, dealer and hedging UBS’ obligations under the security. In performing these duties, the economic interests of the calculation agent and other UBS affiliates may be adverse to your interests as a security investor. Additionally, our affiliates will derive compensation from sales of the securities.

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Taxation

The tax treatment of a security is complex. The base offering documents contain a tax disclosure discussing the expected federal income tax consequences of investing in a security. Significant aspects of the tax treatment of a security may be uncertain. UBS Financial Services Inc. and its employees do not provide tax advice. You should consult your own tax advisor about your own tax situation before investing in any securities.

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Where to find additional information

For additional information about UBS AG, the issuer of the securities, please visit the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. You can also find additional information at www.ubs.com/investors.

The base offering documents for Contingent Absolute Return Autocallable Optimization Securities consist of the prospectus supplement (including a sample final terms supplement), product supplement and base prospectus. The base offering documents are available by clicking on the links below.

Base offering documents for Contingent Absolute Return Autocallable Optimization Securities: http://www.sec.gov/Archives/edgar/data/1114446/000119 312514414265/d818851d424b2.htm

Your financial advisor can also send you physical copies of these documents free of charge.

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Glossary

Calculation agent

UBS Securities LLC is the calculation agent for the securities. The calculation agent will have sole discretion in calculating the amounts payable in respect to the securities, and you should be aware of potential conflicts of interest between the calculation agent’s role and your interest as a holder of the securities prior to making an investment.

Call settlement dates

If your securities are automatically called, the call settlement date is the day that UBS will pay you the call price and is typically five business days following the relevant observation date. If the securities are automatically called on the final observation date, the call settlement date will be the maturity date.

Call price

The payment that UBS makes to you on the call settlement date if your securities are automatically called. This payment will equal the principal amount plus a return equal to the accrued call return.

Call return

The return you will earn on your investment in the securities if they are automatically called.

Call return rate

The call return rate is a per annum percentage that expresses the rate at which the potential call price will increase, on a non-compounded basis.

Contingent absolute return

The absolute value of the underlying asset return, payable at maturity if the securities are never called, the underlying asset return is negative, and the final price is not less than the trigger price.

Final price

The final price is the closing price of the underlying asset on the final valuation date, as determined by the calculation agent.

Final valuation date

The final valuation date is disclosed in the preliminary terms supplement you receive. The final valuation date may be subject to postponement if certain market disruption events occur.

Final terms supplement

The final terms supplement is the document that summarizes the final terms of your security and will be e-mailed to you on the trade date after the final terms for your security are set.

Initial price

The initial price is the closing price of the underlying asset on the trade date, as determined by the calculation agent. Since you must place your order before the market closes on the trade date, you will not know the exact initial price when you place your order, but it will be disclosed in the final terms supplement you receive.

Issue price

The issue price is the price you pay for your security. The issue price per security will be $10.00.

Implied volatility

Implied volatility of an underlying asset is a forward-looking measure of an asset’s price variation that is derived from the market price of options on that asset.

Maturity date

The maturity date is the date on which UBS will pay you any cash you are owed in accordance with the terms of your security if the security has not previously been called. The maturity date will be disclosed in the preliminary terms supplement and is typically five business days after the final valuation date. The maturity date may be subject to postponement if the final valuation date is postponed.

Observation date(s)

The date or dates on which the closing price of the underlying asset is observed relative to the initial price to determine if your securities will be automatically called. The last observation date for your security is also the final valuation date.

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Preliminary terms supplement

The preliminary terms supplement is the document that summarizes the preliminary terms and conditions of your security as well as certain key risks. You must review and confirm the preliminary terms with your financial advisor before placing your order for your security.

Trade date

The trade date is the date on which you place your order for a security. On this date, the trade is executed and the initial price, trigger price and call return rate of your security are fixed.

Trigger price

A feature designed to potentially reduce some downside exposure to the negative returns of an underlying asset at maturity. The trigger price is a specified price of the underlying asset that is below the initial price set forth in the applicable final terms supplement. In addition, see the contingent absolute return definition above.

Underlying asset

The underlying asset may be a common stock or American depositary share of a specific company or the share of an ETF.

Underlying asset return

The underlying asset return will equal (i) the difference between the final price and the initial price, divided by (ii) the initial price.

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UBS Financial Services Inc. is a subsidiary of UBS AG.

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling 203-719-9410.

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